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April 25, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
USA

Dear Sirs / Madam:

We have read Item 4.01 of Form S-K of Navistar Financial Corporation (the “Company”) dated April 6, 2006 and have the following comments:

FIRST, SECOND, THIRD AND FOURTH PARAGRAPHS

We agree with the statements made in these paragraphs.

FIFTH PARAGRAPH

We disagree with the statement made in this paragraph. Our comments regarding additional reportable events, as described in Item 304(a)(l)(v) of Regulation S-K, and clarifications of the Company’s disclosed reportable events are summarized below.

We had advised the Company of the need to expand significantly the scope of our audit related to (1) certain sale-leaseback transactions and the related sales of trucks by the Company’s ultimate parent, Navistar International Corporation (NIC). (2) an unsupported asset balance, (3) accounting for retained interests in securitized wholesale note receivables, and (4) the effect on the Company’s financial statements of the timing of revenue recognition by NIC. At the time of our dismissal, these matters had not been resolved to our satisfaction.

SIXTH PARAGRAPH

We agree with the statement made in the first sentence of this paragraph. For purposes of clarity, in October 2005, we informed the Company and the Audit Committee of NIC that, pending the outcome of an inquiry we requested that the Audit Committee of NIC conduct related to the vice president and controller of the Company (later appointed treasurer) (referred to herein as “the former treasurer”), we were unwilling to rely on the representations of the former treasurer. In January 2006, following the completion of an investigation by the Audit Committee of NIC, we informed the Audit Committee of NIC that we continued to be unwilling to rely on the representations of the former treasurer and requested that he no longer serve in a direct or oversight role in accounting or financial reporting or as an officer of the Company, NIC or any of their subsidiaries.

We disagree with the statement made in the second sentence of this paragraph because it is incomplete. In addition to the material weakness in disclosure controls and procedures described

Member of
Deloitte Touche Tohmatcu

Securities and Exchange Commission
April 25, 2006

by the Company in its July 31, 2005 Form 10-Q, in connection with our fiscal 2004 audit, we issued a letter to the Audit Committee, dated February 14, 2005, which detailed three reportable conditions that in our judgment, were material weaknesses. These material weaknesses were (1) the misapplication of accounting principles generally accepted in the United States of America resulting in a restatement of the financial statements, (2) the lack of availability of sufficient securitization specialized accounting personnel, and (3) timely resolution of reconciling items in collection (suspense) account reconciliations. In addition, we communicated to management and the Audit Committee of the Company that these material weaknesses continued to exist based on our review procedures for each interim period for the three months ended January 31, 2005, April 30, 2005 and July 31, 2005.

SEVENTH AND EIGHTH PARAGRAPHS

We agree with the statements made in the seventh paragraph and the first sentence of the eighth paragraph.
We have no basis upon which to agree or disagree with the statement made in the second sentence of the eighth paragraph.

NINTH, TENTH AND ELEVENTH PARAGRAPHS

We have no basis upon which to agree or disagree with the statements made in these paragraphs.

TWELVETH PARAGRAPH

We have no basis upon which to agree or disagree with the statements made in this paragraph as we are not aware of the Company’s analysis of certain accounting matters other than the items described above in our response to the fifth paragraph.

Yours truly,

/s/ Deloitee & Touche, LLP

cc: Pamela J. Turbeville, Chief Executive Officer, Navistar Financial Corporation

Thomas M. Hough, Chairman of the Audit Committee, Navistar Financial Corporation

Robert C. Lannert, Vice Chairman and Chief Financial Officer, Navistar International Corporation